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                                                                    EXHIBIT 4.69


                  AMENDMENT TO ASSIGNMENT OF MATERIAL CONTRACTS

         THIS AMENDMENT TO ASSIGNMENT OF MATERIAL CONTRACTS dated as of December 23, 2005, is made by FALLS MOUNTAIN COAL INC., Suite 501-535 Thurlow Street, Vancouver, B.C. V6E 3L2 a corporation existing under the laws of the Province of British Columbia (the "ASSIGNOR") in favour of ROYAL BANK ASSET BASED FINANCE, A DIVISION OF THE ROYAL BANK OF CANADA, 11th Floor, 320 Front Street West, Toronto, Ontario M5V 3B6 (the "BANK");

         WHEREAS pursuant to a credit agreement made as of the 8th day of September, 2005 between the Bank and the Assignor and other parties all of whom are defined in the Credit Agreement as the "Borrower" (as amended, restated, or replaced from time to time, the "CREDIT AGREEMENT"), the Bank has agreed to provide certain financing to the Assignor;

         AND WHEREAS, as a condition precedent to the making of advances under the Credit Agreement, the Assignor arranged for certain Material Contracts to be amended to provide for the assignment of those Material Contracts to the Bank, and the Assignor executed and delivered an Assignment of Material Contracts (the "ASSIGNMENT") in relation to those Material Contracts;

         AND WHEREAS, the Assignor has entered into a Terminal Services Agreement with Ridley Terminals Inc. ("RIDLEY"), dated for reference November 15, 2005 ("RIDLEY AGREEMENT"), in relation to the provision of terminal handling services at Ridley Island, Prince Rupert, B.C., to be provided by Ridley in relation to the Assignor's coal;

         AND WHEREAS, the Assignor has agreed to amend the Assignment to add the Ridley Agreement to the Material Contracts assigned to the Bank;

         NOW THEREFORE for good and valuable consideration the receipt of which is hereby acknowledged, the Assignor agrees, for the benefit of the Bank, as follows:

1. DEFINITIONS

Unless otherwise defined herein (including in the preamble or recitals hereto) or the context otherwise requires, terms used in this Amendment have the meanings defined in the Assignment.

2. AMENDMENT

The Assignor amends the Assignment as of the date of this Amendment, to add the Ridley Agreement to the Assignment and Schedule "A" to the Assignment is amended so that the new Schedule "A" is as set out as Schedule "A" to this Amendment.

3. CONTINUATION OF ASSIGNMENT

With the exception of the foregoing amendment, the provisions of the Assignment shall continue in full force and effect unamended.

         IN WITNESS WHEREOF the Falls Mountain Coal Inc. has duly executed this Agreement on the date first written above.

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                                FALLS MOUNTAIN COAL INC.

                                Per: /s/ Martin Rip
                                     -------------------------------------------
                                         Name: Martin Rip
                                         Title: Secretary

                                Address:   Suite 501 -- 535 Thurlow Street
                                           Vancouver, British Columbia, V6E 3L2
                                Attention: Jeff Fehn
                                Facsimile No.: 604.682.4698


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                                  SCHEDULE "A"

                               MATERIAL CONTRACTS

1. Spot Contract between Neptune Bulk Terminals (Canada) Ltd. and Falls Mountain Coal Inc. dated July 1, 2004

2. Agency Agreement between Falls Mountain Coal Inc. and Neptune Bulk Terminals (Canada) Ltd. dated July 1, 2004

3. Confidential Transportation Agreement between B.C. Rail Partnership and Falls Mountain Coal Inc. dated June 4, 2004

4. Terminal Services Agreement between Ridley Terminals Inc. and Falls Mountain Coal Inc. dated for reference November 15, 2005



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